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                                                                    EXHIBIT 99.1

COINSTAR TO ACQUIRE AMERICAN COIN MERCHANDISING, INC.
Page 1

                       COINSTAR TO ACQUIRE AMERICAN COIN
                               MERCHANDISING INC.

LOUISVILLE, CO. -- MAY 24, 2004 -- American Coin Merchandising, Inc. ("ACMI"), the leading owner and operator of coin-operated amusement vending equipment in the United States, today announced a definitive agreement to be acquired by Coinstar, Inc. (NASDAQ: CSTR), the leader in self-service coin counting and supplier of e-payment services for $235 million in cash. Pursuant to the terms of the definitive agreement, the publicly traded Trust Preferred securities of ACMI (AMEX: ACM.PR.A) are to be redeemed at par plus accrued interest following the closing of the transaction.

The transaction is expected to close in the third quarter of this year. Closing is dependent on certain customary conditions including obtaining
Hart-Scott-Rodino and certain other governmental approvals, securing certain contractual consents, and Coinstar's ability to finance this transaction.

Dave Cole will remain the chief executive officer of Coinstar, Inc. Randy Fagundo, currently the chief executive officer of ACMI, will become the president of ACMI and will report directly to Mr. Cole. Mr. Fagundo will continue to lead the amusement vending business.

"We are delighted to be joining forces with Coinstar and see great value in their technologically-advanced network and established retail relationships," said Randy Fagundo, Chief Executive Officer of American Coin Merchandising Inc. "Tremendous opportunity exists as we combine our areas of expertise and leverage our ability to cross-sell products into a broadened customer base."

"We are very excited about moving forward with the acquisition of ACMI. We believe that the combined companies will diversify Coinstar's business and greatly benefit

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COINSTAR TO ACQUIRE AMERICAN COIN MERCHANDISING, INC.
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shareholders," said Dave Cole, Chief Executive Officer of Coinstar Inc. "ACMI is
a leader in self-service amusement vending with an extensive distribution network, a strong and growing revenue stream, and customer-focused culture. The combined strengths of the two companies will allow us to penetrate new classes of trade and provide retailers with a single source for a range of front-end consumer services."

ABOUT AMERICAN COIN MERCHANDISING INC.

ACMI is the leading owner/operator and franchisor of coin-operated amusement vending equipment placed at retail locations. ACMI has placed over 167,000 pieces of vending equipment at over 18,000 retail locations. ACMI's portfolio of amusement vending equipment consists predominantly of redemption machines such as skill cranes, bulk vending equipment that dispenses candy and novelty items, kiddie rides and video games.

ABOUT COINSTAR, INC.

Coinstar, Inc. owns and operates a network of nearly 11,000 automated self-service coin-counting machines that provide consumers with a convenient means to convert loose coins into cash. In addition, Coinstar distributes prepaid products through point-of-sale and non-coin-counting kiosks in over 13,000 drugstores, universities, shopping malls and convenience stores, bringing the total to nearly 24,000 distribution points throughout the United States, Canada and the United Kingdom. Combined, Coinstar and ACMI will have over 40,000 distribution points.